Exhibit 99.1

For Immediate Release

Cinemark Appoints Melissa Thomas as Chief Financial Officer

Former Chief Financial Officer for Groupon to Succeed Sean Gamble, Recently Promoted to President and Named Successor to Chief Executive Officer

Plano, Texas (October 13, 2021) – Cinemark Holdings, Inc. (NYSE: CNK), one of the world’s largest and most influential movie theatre companies, announces Melissa Thomas has been appointed as the company’s Executive Vice President and Chief Financial Officer and will join the team effective November 8th.  Ms. Thomas will succeed Sean Gamble, who was promoted to President on July 28, 2021, and will be named Chief Executive Officer on January 1, 2022, upon the retirement of Mark Zoradi at the end of this year.

Ms. Thomas joins Cinemark after serving as CFO for Groupon (GRPN) since 2019.  Prior to her appointment as CFO, Ms. Thomas served as Groupon’s Chief Accounting Officer & Treasurer, and Vice President of Commercial Finance prior to that.  Before joining Groupon, she held a diverse range of senior finance positions within Surgical Care Affiliates and Orbitz.  Ms. Thomas began her career at PricewaterhouseCoopers in Assurance and Business Advisory after graduating from Indiana University with a bachelor’s degree in Accounting and Computer Information Systems.  Ms. Thomas also holds an MBA from the University of Chicago’s Booth School of Business with a concentration in finance, strategic management, and managerial/organizational behavior.

“We are thrilled to welcome Melissa to Cinemark,” stated Sean Gamble, Cinemark’s President & CFO.  “Melissa’s sound business acumen, diverse financial expertise, strong communication skills, and varied industry experience will provide significant strategic value to our company as we continue evolving Cinemark for ongoing long-term success in a post-pandemic landscape.  Melissa will be supported by a skilled and tenured worldwide finance organization and I anticipate a seamless transition as I step into the CEO role at the beginning of next year.”

“The management team and Board of Directors conducted an extensive and thorough search for our next CFO, and we believe Melissa will be a great strategic and cultural fit for Cinemark,” stated Mark Zoradi, Cinemark’s CEO and Board Director.  “I look forward to working alongside her over the next couple of months and going-forward as a member of the Board of Directors.”

"I'm excited to join the exceptional team at Cinemark and I look forward to supporting the company in the global resurgence of theatrical moviegoing," stated Melissa Thomas, Cinemark’s incoming CFO. "I feel privileged to have the opportunity to help drive initiatives aimed at maintaining and extending the company’s history of industry leadership while delivering long-term value to Cinemark’s moviegoers, employees, communities, and shareholders.”

About Cinemark Holdings, Inc.
Headquartered in Plano, TX, Cinemark (NYSE: CNK) is one of the largest and most influential movie theatre companies in the world. Cinemark’s circuit, comprised of various brands that also include Century, Tinseltown and Rave, operates 521 theatres (323 U.S., 198 South and Central America) with 5,864 screens (4,426 U.S., 1,438 South and Central America) in 42 states domestically and 15 countries throughout South and Central America. Cinemark consistently provides an extraordinary guest experience from the initial ticket purchase to the closing credits, including Movie Club, the first U.S. exhibitor-launched subscription program; the highest Luxury Lounger recliner seat penetration among the major players; XD - the No. 1 exhibitor-brand premium large format; and expansive food and beverage options to further enhance the moviegoing experience. For more information go to https://investors.cinemark.com/

Cinemark Media Contact:
Julia McCartha
pr@cinemark.com

Investor Contact:
Chanda Brashears
investors@cinemark.com